EXHIBIT 10.12
THIRD AMENDED AND RESTATED
PRE-OPENING FUNDS AGREEMENT
     This Third Amended and Restated Pre-Opening Funds Agreement (“Agreement”) is entered into as of the ___day of                     , 200___by and among United Business Holdings, Inc., a corporation organized under the laws of the State of Nevada (“Company”), and each of the undersigned individuals (each, a “Founder”).
RECITALS
     WHEREAS, the Company and certain of the Founders previously have entered into that certain Pre-Opening Funds Agreement, dated as of                     , 2007 and certain other Founders have executed a copy of the same Pre-Opening Funds Agreement on various dates after                     , 2007;
     WHEREAS, the Founders have the mutual intention and objective to charter two commercial banks, one each in California and in Arizona (the “Proposed Banks”) and have established the Company to pay the Proposed Bank’s formation expenses and to enter into agreements in furtherance of the formation of the Proposed Banks; and
     WHEREAS, the Founders desire to take such steps and actions as may be necessary in the furtherance of their mutual intentions and objectives, including, but not limited to, the filing of regulatory applications (the “Applications”) with the Federal Reserve, the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and/or any applicable state bank regulatory authority (“State Regulator”), as applicable (the “Regulators”);
     WHEREAS, the Founders further desire by this Agreement to provide for the advancement of funds to cover the formation (pre-incorporation and pre-opening) expenses of the Company and the Proposed Banks among the Founders, to be expended for the purpose of paying expenses to be incurred in order to determine the feasibility of the Proposed Banks and to prepare the Applications and to charter the Proposed Banks; and
     WHEREAS, the Founders now desire to make certain changes to the original pre-opening funds agreement in order to revise the agreements and arrangements among themselves.
     NOW, THEREFORE, in consideration of the foregoing and the promises, covenants and conditions hereinafter set forth and in consideration of executing this Amended and Restated Agreement, and in consideration of the contribution of money provided for herein and other good and valuable consideration, receipt of which is hereby acknowledged, the Founders hereto agree as follows:
     1. Payments of Funds for Pre-Incorporation Expenses. Each Founder, by execution of a counterpart hereof, hereby agrees to contribute funds in the total amount of $45,000 (“Pre-Opening Funds”) for the purpose of funding formation expenses of the Company and the Proposed Banks. To the extent not previously paid pursuant to the Pre-Opening Funds Agreement, a payment of $15,000 shall be made by such Founder concurrently with the execution of this Agreement, and two (2) additional payments of $15,000 each shall be made within five (5) business days after notice from the Co-Managers (as defined below) that the next payment is due. Any amount previously paid to the Company and delivered to the Co-Managers (as defined below) pursuant to the terms of the Pre-Opening Funds Agreement will be deducted from the $45,000 total owed pursuant to this Amended and Restated Pre-Opening Funds Agreement. Pre-Opening Funds paid by check shall be made payable to “United Business Holdings, Inc. (or to the name of any successor of United Business Holdings, Inc.)” Unless otherwise agreed by a vote of two-thirds of the then-existing Founders, the failure of a Founder to contribute the amounts and provide the guaranty provided hereunder this Section shall constitute a voluntary withdrawal of the Founder as set forth in Section 9 hereof; provided, however, the Co-Managers shall have the authority to enter into specific arrangements with various Founders to pay the $45,000 of Pre-Opening Funds at some point other than at execution hereof if the Co-Managers determine that such an arrangement is in the best interests of the Company.
     The Founders anticipate the Co-Managers will present a budget for the pre-opening expenses of the Company and the Proposed Banks. It is currently anticipated that these expenses will be covered by the cash advances provided for in this Section 1 and by a line of credit provided to the Company by a financial institution upon the receipt of preliminary regulatory approvals to charter the Proposed Banks. If required by the issuing financial institution in order to issue the pre-opening line of credit, each Founder further agrees to provide a limited guarantee (not joint and several) with respect to any advances made under such line of credit; provided, however, that the exposure of each Founder pursuant to such limited guarantee shall not be in excess of the multiple of such Founder’s pro rata share of any advances made under such line of credit required by the issuing financial institution.
     Each Founder, by executing this Agreement, hereby authorizes the Company to enter into agreements with Hunton & Williams LLP.
     2. Accounts, Co-Managers, and Terms Under Which Pre-Opening Funds Shall Be Held. All Pre-Opening Funds shall be deposited in a deposit account (the “Account”) established in the name of the Company at Nexity Bank or at a federally-insured depository institution domiciled or authorized to do business in California and selected by the Co-Managers (as defined below). The Co-Managers and/or officers of the Company shall establish an Account for each Proposed Bank. The Pre-Opening Funds from Founders associated with each Proposed Bank will be deposited into the appropriate Account. Each Account shall be clearly designated as Pre-Opening Funds for the California Proposed Bank or for the Arizona Proposed Bank. The Co-Managers or the Founders (including the Co-Managers) associated with that Proposed Bank, acting by a vote of at least two-thirds of their number, may transfer either Account to another banking organization domiciled or authorized to do business in California or Arizona, as the case may be. All decisions relating to the Accounts must be made by the Co-Managers or by the Company.

     Pre-Opening Funds may be accepted from a proposed Founder by or on behalf of one of the Co-Managers. Following execution of this Agreement by a Founder, any funds accepted by the Co-Managers from a Founder shall not be returned to the Founder except as provided herein.
     Unless and until changed by the vote of two-thirds of all of the Founders, Tom Hassey and Ed Brand are hereby appointed to serve as Co-Managers of each Account (the “Co-Managers”), and are authorized to receive, deposit and disburse all funds to be collected or paid pursuant to the terms of this Agreement and to take such other actions as may be contemplated by this Agreement. Either of the Co-Managers may delegate the responsibility of receiving, depositing and/or disbursing funds to the officers of the Company.
     3. Terms Under Which Pre-Opening Funds Shall Be Disbursed. Disbursements from each Account may be made upon the order and signature of either of the Co-Managers or upon the order and signature of any officer of the Company to whom the Co-Managers have delegated such authority, and only for purpose of paying formation expenses of the Company or the Proposed Banks, including but not limited to (i) marketing and banking consulting fees, (ii) economic study fees, (iii) pre-opening consulting fees to be paid to one or more proposed officers of the Proposed Banks, and others (all as approved by a majority of the Founders), (iv) accounting and legal fees, (v) application fees and expenses, and (vi) rent, lease and/or option payments and security deposits; provided, however, that no disbursement in excess of $1,000 (except reimbursement of out-of-pocket expenses) shall be made to any Co-Manager unless and until such payment or payments have been approved in advance by at least a majority of the Founders who are then parties to this Agreement or unless such payment is subject to another agreement with the Company.
     All formation expenses relating to the California Proposed Bank will be paid out of the Account (the “California Account”) holding the Pre-Opening Funds received from the Founders associated with the California Proposed Bank (the “California Pre-Opening Funds”), and all formation expenses relating to the Arizona Proposed Bank will be paid out of the Account (the “Arizona Account”) holding the Pre-Opening Funds received from the Founders associated with the Arizona Proposed Bank (the “Arizona Pre-Opening Funds”). All formation expenses relating to the Company will be paid equally out of the California Account and the Arizona Account, but to the extent the Company charters other banks, such banks will pay (or reimburse the Company for) their pro rata share of the Company’s expenses.
     4. Additional Founders. The Founders understand and acknowledge that this is an ongoing process and that there are benefits to the Company and the Proposed Banks in adding Founders as the process moves forward. Upon the approval of the Co-Managers, additional Founders may be added from time to time, provided that such additional Founders ratify and agree to be bound by and comply with the provisions, terms and conditions of this Agreement. Each additional Founder shall execute a signature page to this Agreement (and such other instrument as counsel to the Company shall require) and shall immediately contribute funds in the same amount as has been contributed as of such date by each of the other Founders.
     5. Relationship of Founders to Proposed Banks. The Founders acknowledge that the expectation is that the Company will become a registered bank holding company with at least two bank subsidiaries. The Founders further acknowledge and agree that each Founder will be a Founder of the Company as well as a Founder of one of the bank subsidiaries. The Founders will be recruited specifically to participate as a Founder of either the California bank or the Arizona bank and of the Company.
     6. Records. The Co-Managers shall keep and maintain records containing:
(a)	With respect to each deposit to the Account:
(i)	date of deposit,

(ii)	amount deposited, and

(iii)	name of person from whom such money was accepted.
(b)	With respect to each withdrawal from the Account:
(i)	date of withdrawal,

(ii)	amount of money withdrawn,

(iii)	name of person or entity to whom such money was paid,

(iv)	description of purpose of such payment, and

(v)	any invoice or billing relating to such payment.
     (c) The Co-Managers or, upon opening, the Proposed Banks, shall preserve the records described above for a period of not less than four (4) years after such Account is closed.
     (d) The Co-Managers or the officers of the Company shall, upon request, make the records described above available for inspection and copying by (i) the Regulators, (ii) any proposed director, officer, or Founder of the Company or the Proposed Banks, (iii) any person from whom Pre-Opening Funds have been accepted, (iv) the Company, or (v) the Proposed Banks, if and when chartered.
     7. Reports. On or before the 21st day of each calendar quarter, commencing with the calendar quarter after Pre-Opening Funds are first accepted and continuing until the respective Account is closed in accordance with this Agreement, the Co-Managers and/or the officers will provide to each person from whom Pre-Opening Funds have been accepted a report stating, with respect to the last calendar quarter:
     (a) Opening balance of the respective Account.
     (b) Total amount deposited in the respective Account during the calendar quarter.
     (c) Itemized schedule of deposits showing, with respect to each deposit, date of deposit, amount of money deposited, name of person from whom such money was accepted and aggregate total amount.

     (d) Total amount disbursed from the respective Account during the calendar quarter.
     (e) An itemized schedule of disbursements showing, with respect to each person to whom the amount disbursed, together with amounts previously disbursed to each person, is $500 or more: name of person, amount disbursed to the person, description of purpose of such disbursement, and the aggregate total amount disbursed to date to the person.
     (f) Closing balance of the respective Account.
     8. Circumstances Under Which Pre-Opening Funds Shall Be Repaid.
     (a) To the extent permissible under state or federal law, the Founders understand and agree that the Pre-Opening Funds advanced by the Founders shall be reimbursed to the Founders if, and only if, the Proposed Bank with which such Founder is associated (i) is issued a charter to transact a commercial banking business by its respective State Regulator or the OCC, (ii) receives approval from the FDIC of its application for deposit insurance and (iii) subscription funds held in escrow for such Proposed Bank are sufficient to provide such Proposed Bank with adequate capital and accordingly, have been released.
     (b) The Co-Managers and/or the officers shall cause the Company, after making all disbursements authorized under the terms of this Agreement, to pay any and all unencumbered balances in the California Account, on a pro rata basis, to the Founders associated with the California Proposed Bank upon the occurrence of any of the following events:
     (i) a majority of the Founders associated with the California Proposed Bank determines to discontinue the efforts to charter the California Proposed Bank; or
     (ii) an application for authority to charter the California Proposed Bank filed with the OCC or the State Regulator within such time is denied by the OCC or the State Regulator and a reapplication for authority to charter the California Proposed Bank is not filed with the OCC or the State Regulator within 90 days after such denial.
     (c) The Co-Managers and/or the officers shall cause the Company, after making all disbursements authorized under the terms of this Agreement, to pay any and all unencumbered balances in the Arizona Account, on a pro rata basis, to the Founders associated with the Arizona Proposed Bank upon the occurrence of any of the following events:
     (i) a majority of the Founders associated with the Arizona Proposed Bank determines to discontinue the efforts to charter the Arizona Proposed Bank; or

     (ii) an application for authority to charter the Arizona Proposed Bank filed with the OCC or the State Regulator within such time is denied by the OCC or the State Regulator and a reapplication for authority to charter the Arizona Proposed Bank is not filed with the OCC or the State Regulator within 90 days after such denial.
     (d) Each Founder acknowledges and agrees that the return of any Pre-Opening Funds following the removal of a Founder shall be governed by the provisions of Sections 8(b) and 8(c).
     (e) Each Founder acknowledges and agrees that there is no assurance that any of the conditions described in this Section will be met and that if the conditions described above do not occur, such Founder shall not be entitled to reimbursement of any of the Pre-Opening Funds, except as expressly provided herein. Such Founder further waives any and all claims against any other Founders hereto, the Company, the Co-Managers, the Proposed Banks and their respective officers, directors, shareholders, attorneys, agents and representatives for reimbursement of his or her share of Pre-Opening Funds as a result of the failure to occur of any of the conditions described above.
     9. Application; Services. The Co-Managers are hereby authorized and directed to execute and deliver written agreements with attorneys, accountants, economists and banking/fundraising consultants, relating to the various applications to be filed with the Regulators in connection with the formation of the Proposed Banks, and for other services related to the formation of the Company or the Proposed Banks. The Co-Managers are hereby authorized and directed to pay, to the extent of funds made available by the Founders as described herein, all amounts agreed to in said agreements for all such services rendered.
     10. Voluntary Withdrawal. A Founder may withdraw as a Founder of the Company or the Proposed Banks by giving written notice to the Co-Managers. Notwithstanding the foregoing, the withdrawal of a Founder shall not affect in any manner any obligation incurred by the Founder pursuant to this Agreement or any other agreement entered into by the Founder. Upon the withdrawal of a Founder, the Founder shall forfeit any and all options or warrants to which the Founder would otherwise have been entitled upon the Proposed Banks’ opening for business by virtue of his status as a Founder, a director or executive officer or as a result of any actions taken by him pursuant to this Agreement.
     11. Removal of Founders. A Founder associated with a Proposed Bank may be removed with or without cause upon the vote of two-thirds of the then-active Founders associated with such Proposed Bank.
     12. Indemnification of Co-Managers; Covenant Not to Sue. The Founders hereto agree that the Company shall indemnify and hold the Co-Managers and the directors and officers of the Company and the Proposed Banks harmless from any liability, obligation, claims or costs (including attorneys, accountants, paralegal fees and expenses) incurred by them in their capacities as such or in the course of their performance of their duties as such, except liabilities or obligations arising from or out of willful misconduct or gross negligence. Such indemnification is limited in amount of the Company’s resources. This indemnification obligation shall terminate upon the termination of this Agreement. In no case will a Founder have to increase the amount advanced to the Company for this purpose. In no event shall any Founder bring suit, initiate a mediation or arbitration or otherwise bring a cause of action or claim against any other Founder except in the case of gross negligence, willful misconduct or failure to make the payments or guarantees required by Section 1 of this Agreement.
     13. Unauthorized Acts and Founder Acknowledgements. Notwithstanding anything contained herein to the contrary, no party hereto shall be authorized in any manner or form to perform any act or to render any communication or information with regard to the formation of the Company or the Proposed Banks that is contrary to applicable federal and applicable state law, including the rules, regulations and policies of the Federal Reserve, OCC, State Regulator and/or FDIC. In addition, each Founder acknowledges the following:
     (a) that the Proposed Banks are not being chartered for the sole purpose of immediately selling to or merging or consolidating with any other financial institution;
     (b) that such Founder may not indicate, either orally or in writing, that he or she is an officer or director of the Proposed Banks or that the Proposed Banks are in existence prior to receiving the consent of the Regulators, if required at such time;
     (c) that the Proposed Banks, upon formation, will not refinance, either directly or indirectly, any loan, advance, or credit extension made to any prospective shareholder by any existing financial institution or other lender, if such loan, advance, or credit extension was originally made to the prospective shareholder to obtain funds to purchase stock in the Company or the Proposed Banks;
     (d) that all subscription funds for capital stock will be held in escrow subject to the order of the applicable Regulators and that these funds will be released only after all conditions precedent to the commencement of operations at a Proposed Bank have been satisfied;
     (e) that each Proposed Bank shall commence operations at such time that sufficient funds are held in escrow to provide the necessary capital for such Proposed Bank;
     (f) the funds raised will be allocated to each Proposed Bank at the discretion of the Co-Managers or the Company;
     (g) that such Founder is aware that the Regulators expect the Founders to make equity investments (pursuant to the terms and conditions of the Offering) in the common stock of the Company and that each such Founder is expected to do so but not required to do so (the Founders recognize that an individual’s decision to purchase shares in the offering is personal and in the sole discretion of that Founder);
     (h) that no representations have been made by the Co-Managers, any of the Founders, any of the other signatories hereto or attorneys, accountants or any other service providers to the Company or the Proposed Banks guaranteeing or representing that: (a) a charter for any of the Proposed Banks will be issued and approved by the Regulators; (b) approval of any of the Proposed Banks by the Regulators will occur on or before any specified date or approximate date, or that such approval will be received at all; (c) such Founder will be approved by the Regulators as an organizing director of either the Company or the Proposed Banks; (d) the Company will be able to successfully sell any amount of its initial capital stock; (e) such Founder will be approved by the Regulators to purchase any specific number of shares of the capital stock of the Company; (f) the Regulators will approve any specific stock options, warrants or other benefit for such Founder(s); (g) the Proposed Banks will be located in any specific location or city; or (h) the Proposed Banks will open for business on or before any specific date or approximate date;
     (i) that there are no guarantees relating to the performance of the Company common stock, the value of any warrants or options or the expected return on the investment by the Founders;
     (j) that the Founders will respect and honor the confidential nature of all information relating to the Company, the Proposed Banks and the marketing strategy of such entities, and that the Founders will not use any such information for any improper purpose;
     (k) that the Founders will respect and honor the confidential nature of all personal information of each individual Founder, and that the Founders will not request copies of or access to review any such confidential information of another Founder which information is delivered to any consultant in connection with preparing or reviewing necessary documentation for the Company or the Proposed Banks;
     (l) prior to the execution of this Third Amended and Restated Pre-Opening Funds Agreement, Founders have left the project and received a refund of their Pre-Opening Funds; notwithstanding that fact, it is understood that any departures after the execution of this Agreement will be governed by the terms hereof, including the return of the Pre-Opening Funds; and
     (m) that this Agreement cannot anticipate every decision that is or will be necessary to the proposed transaction, and accordingly, each Founder hereby agrees that a majority of the Founders relating to each Proposed Bank and the Company may make ongoing decisions relating to such Proposed Bank.
     14. Borrowings/Guarantees. The parties understand and agree that it may be necessary for the Company to borrow funds or otherwise secure lines of credit for the purpose of obtaining funds to pay pre-incorporation and pre-opening expenses of the Company and the Proposed Banks and that lenders may require such financing arrangements to be evidenced by one or more notes co-signed or guaranteed by each of the undersigned. An agreement to borrow funds under the provisions of this Section 14 requires the unanimous written approval of all the Founders who undertake any such guarantee. All funds obtained pursuant to this Section 14 shall be maintained and disbursed by the Co-Managers in conformity with the duties set forth in this Agreement. To the extent that a Founder is not willing to execute any guarantee required pursuant to this Section 14, then such Founder, in order to continue to participate in this project, must find another Founder who is willing to provide the amount of guarantee, in whole or in part, on behalf of such Founder that is declining to execute the guarantee.
     15. Termination. The Agreement shall terminate upon the occurrence of any of the following events:
     (a) by mutual written consent of a majority of the Founders who are bound by the terms hereof; or
     (b) following an event described in Section 8(a) or 8(b) upon the reimbursement of funds due to Founders or upon a determination by the Co-Managers that no reimbursement shall be due.
     16. General Corporate Matters.
     (a) Initial Board of Directors. It is anticipated that the number of directors of the Company shall be increased prior to the distribution of any offering circular or prospectus and that the vacancies shall be filled by Founders. The board of directors reserves the right, however, to fill any vacancies created by an increase in the number of directors with persons who are not Founders if the board determines that the addition of such person(s) to the board of directors of the Company would enhance the ability of the Proposed Banks to receive regulatory approval or to operate following receipt of regulatory approval. The board of directors of the Company shall also be empowered to identify the individuals to serve as the proposed board of directors of the Proposed Banks. The board of directors of the Company shall have the discretion to determine whether service by any proposed director would impair the ability of the Proposed Banks to receive all required regulatory approvals.
     (b) Founder Warrants. The Founders will receive warrants to purchase shares of stock at the initial offering price. These warrants would be issued when the respective Proposed Bank opens for business and, to the extent permitted by the Regulators, would be exercisable upon issuance and would expire ten years following the date that such Proposed Bank opened for business. It is anticipated that each Founder would receive one warrant for every $10.00 dollars advanced to the Company by the Founder or guaranteed (on a pro rata portion of the indebtedness basis without any consideration of any portion of the guaranty above 100%) by the Founder for the benefit of the Company or the Proposed Banks; provided such Founder purchases a number of shares of Company common stock equal to the warrants to be received. Each Founder acknowledges and understands that they must purchase at least the number of shares of stock of the Company or the Proposed Banks as they will receive warrants.
     The board of directors of the Company shall be empowered to determine the amount of warrants to be issued within the prescribed range, and may amend the range upon a determination that such range would impair the ability of the Proposed Banks to receive all required regulatory approvals or is otherwise not in the best interests of the Proposed Banks. This grant of warrants is contingent upon the approval of the applicable Regulators and may be reduced as necessary to such level as may be required to obtain such regulatory approval.
     (c) Shareholder Warrants. The initial shareholders of the Company will receive warrants to purchase shares of stock at an exercise price of $12.50 per share. These warrants would be issued when the Proposed Banks open for business and, to the extent permitted by the Regulators, would be exercisable upon issuance and would expire three years following the date that the Proposed Banks open for business. It is anticipated that each initial shareholder would receive a minimum of one warrant for every five shares purchased in the initial offering of stock. Notwithstanding the foregoing, the board of directors of the Company shall be empowered to vary the amount and terms of the initial shareholder warrants, or the very existence of initial shareholder warrants, upon a determination that such terms or such warrants would impair the ability of the Proposed Banks to receive all required regulatory approvals or is otherwise not in the best interests of the Company or the Proposed Banks.
     (d) Stock Options. The board of directors of the Company believes that it is in the best interests of the Proposed Banks to promote shareholder value by aligning the financial interests of executive officers and employees providing services to the Proposed Banks with long-term shareholder value. Accordingly, it is anticipated that a certain number of shares of Company common stock will be reserved for issuance under a stock incentive plan, which would provide, among other things, for the issuance of employee stock options to management and future management. It is anticipated that between 10% and 15% of the shares of stock issued in the initial public offering would be reserved for issuance of these stock-based incentives. However, the board of directors of the Company reserves the right to revise this amount as it determines necessary to attract and retain qualified employees to fill positions of substantial responsibility, either current or prospective.
     17. Miscellaneous.
     (a) Notices. Any notice required by this Agreement shall be given by telephone and confirmed by facsimile, express or certified mail to the parties at the addresses heretofore furnished by each party hereto or such other address as a party may later specify. With respect to notice confirmed by facsimile, notice shall be deemed duly given when facsimile confirmation is received. With respect to notice confirmed by express or certified mail, notice shall be deemed duly given upon the earlier of actual receipt of such confirmation by mail or three (3) business days after deposit in the United States mail, postage prepaid.
     (b) Complete Agreement. This Agreement contains the entire understanding of the parties and supersedes all existing agreements and all other oral, written or other communications between the parties concerning its subject matter. There are no agreements, arrangements or undertakings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.
     (c) Governing Law. This Agreement shall be governed by the laws of Nevada without regard to principles of conflicts of laws. Any dispute or controversy arising under, out of or in connection with this Agreement, shall be determined and settled by arbitration in Nevada in accordance with the rules of the American Arbitration Association. Any decision rendered thereby shall be non-appealable, final and binding on the parties and judgment may be entered thereon.
     (d) Assignment. This Agreement is personal to the parties hereto and may not be assigned, except with respect to the Company to a successor corporate entity, including the Proposed Banks, once established.
     (e) Amendment. This Agreement may be amended only by a writing signed by a majority of the Founders; provided however, that any action under this Agreement requiring the approval or consent of more than a majority may be amended only by a writing signed by at least the same number of Founders as would be required to take such action under the Agreement.
     (f) Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against who its enforcement is sought or in the case of the Founders as a group, by a majority of the Founders. Any waiver or relinquishment of such right or power at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
     (g) Illegality, Severability. If any provisions of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.
     (h) Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument.
     (i) Headings. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any of the language in this Agreement.
     (j) Relationship of the Founders. This Agreement shall not be deemed to create a partnership or joint venture among the Founders or among the Company and the Founders. Except with respect to the authorized acts of the Co-Managers, as expressly described in this Agreement, no Founder shall be authorized or have the right to bind or obligate any other Founder to any debt, obligation or liability with any third party without the prior written consent of all of the other Founders.

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     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement and agree to be bound by the terms hereof.

UNITED BUSINESS HOLDINGS, INC.

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FOUNDERS

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